Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 29, 2020

Relating to the Preliminary Prospectus dated July 29, 2020

Registration No. 333-239682

This free writing prospectus relates to the initial public offering of shares of units consisting of one share of our common stock, $0.00001 par value per share and one five year warrant to purchase one share of our common stock, which are exercisable immediately and have an exercise price of $6.60 per share (110% of the price per unit sold in this offering based on an assumed initial offering price of $6.00 per unit, the mid-point of the anticipated price range), of Kubient, Inc. (the “Company”) and updates and supplements the preliminary prospectus dated July 29, 2020 (the “Preliminary Prospectus”) that was included in Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 for this offering. The Preliminary Prospectus may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1729750/000110465920088002/tm2024529d3_s1a.htm

The Company has filed a registration statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it from Joseph Gunnar & Co. LLC, Attention: Syndicate Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone: (212) 440-9600, email: syndicate@jgunnar.com

Transforming Digital Advertising July 2020

Free Writing Prospectus

The presentation highlights basic information about the Company and the proposed initial public offering of securities to which this communication relates. Because this presentation is a summary, it does not contain all of the information that you should consider before investing in the Company's securities. On July 13, 2020, the Company filed with the United States Securities and Exchange Commission ("SEC") Pre-Effective Amendment No. 1 to its Registration Statement (the "Registration Statement") relating to the Company's initial public offering. The Registration Statement (including a preliminary prospectus dated July 10, 2020) has not yet been declared effective by the SEC. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and its initial public offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and/or any supplements thereto, if you contact Joseph Gunnar & Co. LLC at 212-440-9600.

Forward-Looking Statements

This Presentation contains "forward-looking statement", including descriptions about the intent, belief, or current expectations of the Company and its management about this offering and the Company's future financial performance, business strategy and initiatives and objective for future operations. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements, including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVD-19 pandemic, and our ability to manage our growth, timely develop and expand our operations, protect our brands and reputation, and adequately protect our intellectual property. These and other factors are described under "Risk Factors" and elsewhere in the Registration Statement. This presentation speak only as of the hereof. Except as otherwise may be required by law, neither the Company, its affiliate advisors, underwriters or representatives undertakes any obligation to, nor do any of them undertake to, update or revise the forward-looking statements contained in this presentation to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

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Proven Leadership Team F ou n d e d in 2017 CFO Josh Weiss CEO Peter Bordes CSO Paul Roberts CDO Chris Andrews CTO Pavel Medvedev Digital veterans with 100+ years combined industry experience 22 team me mbe r s / 3 /

Experienced Board of Directors Guided by successful executives who have grown startups to major brands and made invaluable contributions to companies boards. 4 Elisabeth Demarse Christopher Smith Jeannie Mun Grainne Coen Paul Roberts Peter Bordes

6 Investment Highlights Proven management team and board of directors with deep industry experience Proprietary Technology KAI ad - fraud prevention RTB digital out of home 1 Massive market with $3 84.9 B in 2020 revenue 2 Over 570M internet devices analyzed , verified and databased 1 Provisional Patent Applications filed September 2019 2 https://www.emarketer.com/content/global - digital - ad - spending - 2019 Potential M&A Activity Leading ad - tech cloud - based marketplace

Digital Advertising Marketplace Overview BUYERS [Advertisers] • Brands, ad networks & advertising agencies. • They use Demand - Side Platforms to purchase digital ad inventory through an automated buying platform like a stock exchange. SELLERS [Publishers] • Website and mobile app owners & other digital properties. • Use SSPs (Supply - Side Platforms) to manage, sell & optimize available ad space on their websites & mobile apps in an automated marketplace. Bid 1 Bid 2 Bid 3 6 Open Ad Unit PUBLISHER WEBSITE REAL - TIME BIDDING (RTB) AUDIENCE TARGETING PUBLISHED AD PLACED ON WEBSITE

300 The life of a programmatic RTB ad impression 7 When E veryone Gets the Same 300 Milliseconds Publisher may find information it has stored on Peter. Publisher sends info to its ad server. If a direct, targeted ad campaign is available, an ad is served. 3 0 If not, the ad server attempts to match the impression programmatically via agency trading desks. 4 0 The ad server will attempt to match the impression programmatically via an ad network or SSP. 6 0 If no matches identified, the ad server attempts to match the impression programmatically via an open ad exchange. 7 5 Each bidder evaluates the ad opportunity and responds with ad unit and price. 1 0 0 Ad Exchange selects winning bid. Ad Exchange sends winning ad & price to publisher’s ad server. 2 0 0 Peter’s browser retrieves ad unit and displays to web page. 2 5 0 Winning bidder’s ad server collects ad data on Peter. Speed is E verything Peter clicks a URL and a website begins to load. 1 0 3 0 0 1 5 0 0

9 Source : https://www.emarketer.com/content/global - digital - ad - spending - 2019 In 2020, $384.9 Billion digital ad spend surpassed traditional advertising for the first time while growing to $517.5 Billion in 2023 $283.3 $333.2 $384.9 $435.8 $479.2 $517.5 2018 2019 2020 2021 2022 2023 45.9% 50.1% 53.6% 56.6% 58.8% 60.5% 21.4% 17.6% 15.5% 13.2% 10.0% 8.0% Digital ad spending % change of traditional ad spending % of total media ad spending Digital Ad Spending Worldwide, 2018 - 2023 (Billions) Digital Transformation is Driving Unprecedented Digital Advertising Growth

Industry Problems Ad Fraud In 2019, advertisers lost $42 billion to ad fraud 1 Ad fraud is when an ad is displayed to a fake website or bot to falsely inflate web traffic numbers & sell false advertising space. Current machine learning & fraud prevention solutions can only identify such fraud AFTER an ad purchase has already occurred. Fraud is expected to reach $100 billion by 2023 3 Latency Delayed or loading wait times. Waste Up to 30% of advertising is not seen by a human audience. 2 $37 billion of worldwide marketing budgets are being wasted on poor digital performance. 4 Publishers struggle to effectively monetize their audiences due to too many vendors that take a percentage of revenue Fragmentation Ad markets have become fragmented & siloed, creating an inefficient supply path and lack of transparency between supply & demand. 10 1. https://www.juniperresearch.com/press/press - releases/advertising - fraud - losses - to - reach - 42 - bn - 2019 2. https://www.emarketer.com/content/five - charts - the - state - of - ad - fraud 3. https://www.businesswire.com/news/home/20190520005650/en/Juniper - Research - Advertising - Fraud - Losses - Reach - 42 4 . https://www.juniperresearch.com/press/press - releases/advertising - fraud - lo

What We Do What We Do 11 Audience Cloud marketplace & infrastructure Single point of entry for buyers and sellers to transact directly in a real - time transparent environment across all channels and formats of digital advertising (desktop/mobile/CTV/DOOH) Make efficient markets by simplifying real - time audience data, and making it actionable. Prevent ad fraud before advertising budgets are wasted on non - human traffic. Optimize the supply chain by removing multiple hops between buyer & seller. Enable advertisers to save money and spend more effectively to seamlessly reach an audience of one at scale. Empower publishers to make more money by right pricing the value of their audiences. Building technology that directly solves industry problems

APNEWS.COM CASE STUDY The Audience Cloud optimized AP News’ revenue yield, driving a 50% increase in CPM BEFORE - Inefficient 6 - step process with too many players and fees, leading to lower revenue AFTER - Streamlined Kubient 3 - step process removes inefficiency & reduces fraud yielding a higher revenue 12 CPM: Cost per thousand impressions We Optimize the Digital Ad Marketplace Before Kubient Solution After Kubient Solution

How We Do It We build technology to eliminate friction points, maximize ROI for advertisers, and empower publishers to capitalize on the value of their audience. 16 Auction Technology Faster speed allows buyers and sellers to execute more efficiently KAI Fraud Prevention Machine learning powered pre - bid ad fraud prevention technology Direct Marketplace Direct supply & demand connection enables efficient market making Media Trading Desk Modular trading desk allows customized application configuration Digital Out of Home Industry’s first full RTB channel for buyers & sellers for digital billboards Audience Data Over 570M unique internet devices that have been finger - printed & analyzed

Industry first pre - bid ad fraud detection & prevention Addresses the $42 billion fraud problem Reduced ad fraud by 32% for global marketing company Zero increase in latency 13 Our technology is powered by deep learning algorithms, the latest advancement in machine learning which allows us to ingest vast amounts of data, find complex patterns in the data and make accurate predictions. Meet KAI, Our Artificial Intelligence Real - time fraud prevention in the 300 millisecond window before an advertiser spends their budget. Most importantly, it's self - learning, getting smarter and more accurate over time. This provides advertisers the most powerful tools capable of preventing the purchase of ad fraud.

KAI’s Real - Time Fraud Index 14 Self - learning neural network always getting smarter Changing discussion from fraud identification to fraud prevention Digital fingerprint on 570+ million internet devices Reduced a d f raud by 32% for global marketing company

Our Partners span the entire digital advertising & media supply c hain. These partners share our vision of a transparent and fraud free ecosystem. 15

Diversified Business Model 17 Strong growth reflected by fixed cost structure & scalability of the business and industry • Advertising Marketplace • Digital Out of Home • KAI Fraud Prevention • Ad Serving • Audience Desk* • Audience Data Storage* Diversified revenue base: Distribution across customers, products & geographies Scalable technology platform & business model • % of Media Spend • % of Publisher Revenue • Data Sales • SaaS Monthly • Enterprise Installation • Big Data Management *2H 2020 Launch Products / Services Revenue Streams

Growth Strategy 18 Expanding our salesforce to accelerate greater marketplace participation and secure new customers Launching and scaling our reach with advertisers by introducing real - time auctions to the DOOH market Continue to enhance and develop our technology to improve adoption by publishers and advertisers Introducing stand - alone applications that address advertisers’ business needs, e.g. KAI for real time fraud prevention, first - party data hosting, audience targeting solutions Increasing our footprint into global growth markets: Latin America, Asia - Pacific, EMEA Acquiring companies that expand our core tech, client base and footprint Accelerate Sales Diversify Products Grow Internationally Disrupt DOOH Cont. Tech Development Strategic M&A

$106,422 $177,635 $1,381,913 $0 $200,000 $400,000 $600,000 $800,000 $1,000,000 $1,200,000 $1,400,000 $1,600,000 2018 2019 Q1-20 18 Q1 2020 Results Net Revenues Trajectory For the Three Months Ended March 31, 2020 Net Revenues $ 1,381,913 Operating Expense: Technology 480,401 General and Administrative 663,926 Total Operating Expense 1,144,327 Income From Operations 237,586 Total Other Expense (295,684) Net Loss $ (58,098) Two enterprise customers successfully beta tested KAI Financial Snapshot • $1,300,000 of revenue generated in connection with two large enterprise clients beta testing KAI, our fraud detection service • Margins generally in excess of 90+%

Contact Us Gateway Investor Relations Matt Glover & Tom Colton Kubient@gatewayir.com 19 Peter Bordes, CEO Peter.Bordes@Kubient.com 917.776.0662